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                                                                       EXHIBIT 8

                     [LETTERHEAD OF MAYER, BROWN & PLATT]




                                                March 28, 1997

GFSI, Inc.
9700 Commerce Parkway
Lenexa, Kansas 66219

        Re:     9 5/8% Series B Senior Subordinated Notes due 2007

Ladies and Gentlemen:

        We have acted as special counsel and special tax counsel to GFSI, Inc., a Delaware corporation (the "Company"), in connection with the proposed exchange offering (the "Exchange Offering") of $125,000,000 aggregate principal amount of the Company's 9 5/8% Series B Senior Subordinated Notes due 2007 for any and all of its outstanding 9 5/8% Series A Senior Subordinated Notes due 2007. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we have considered necessary to enable us to express this opinion.

        Based on the foregoing, we hereby confirm our opinion as to certain matters of law or legal conclusions as set forth under "Federal Income Tax Consequences" in the prospectus (the "Prospectus") forming a part of the registration statement (the "Registration Statement") prepared by the Company in connection with the Exchange Offering, and we consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                                Very truly yours,


                                                /s/ Mayer, Brown & Platt

                                                MAYER, BROWN & PLATT